Exhibit 10.1

LOAN AGREEMENT

THIS AGREEMENT (as the same may be amended, restated or otherwise modified, the “Agreement”) is made this 29 day of October, 2007, between UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation with offices at 12755 E. Nine Mile Road, Warren, Michigan 48089 (“Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, with offices at 100 S. Main Street, Ann Arbor, Michigan 48104 (“Lender”).

In consideration of the covenants and agreements contained herein, the Borrower and the Lender hereby mutually agree as follows:

1.	DEFINITIONS

1.1 General. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP (as defined below). The definition of each agreement, document, and instrument set forth in Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

1.2 Defined Terms. As used in this Agreement:

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“Cure Period” shall mean (i) five (5) days with respect to a Monetary Default and the failure to comply with Sections 5.1(c) and 6.4, (ii) ten (10) days with respect to a Non-Monetary Default under Sections 5.1(a) and (b), and (iii) thirty (30) days with respect to any other Non-Monetary Default; provided, however, there shall not be a Cure Period for an Event of Default under Section 6.10.

“Environmental Law” means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a substantial risk of the imposition of an excise tax or any other liability on the Borrower or of the imposition of a Lien on the assets of Borrower; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of the incurrence by a Controlled Group member of a substantial claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits or audit; or (k) any occurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“ERISA Affiliate” means Borrower or any of its Subsidiaries.

“Event of Default” means any one or more of the occurrences described in Section 6 hereof.

“GAAP” means generally accepted accounting principles as in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

“Indebtedness” shall mean, all obligations of Borrower (excluding in all cases trade payables payable in the ordinary course of business), to repay borrowed money, including, (a) all obligations for the deferred purchase price of capital assets, (b) all obligations under conditional sales or other title retention agreements, (c) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, or Interest Rate Agreement, (d) all synthetic leases, (e) all lease obligations that have been or should be capitalized on the books of such Person in accordance with GAAP, (f) all obligations with respect to asset securitization financing programs to the extent that there is recourse against Borrower or Borrower is liable (contingent or otherwise) under any such program, and (g) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money to finance operations or capital requirements.

“Interest Rate Agreement” means any agreement for a derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender or any Lender Affiliate.

“L/C Sublimit” means the aggregate undrawn face value of all Letters of Credit permitted in Section 2.4.

“Lender Affiliate” means any one or more bank or non-bank subsidiaries (other than the Lender) of KeyCorp and its successors.

“Letter of Credit” means any outstanding letter of credit issued by Lender on behalf of Borrower.

“Lien” means any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan” or “Loans” means the credit to the Borrower extended by the Lender in accordance with Section 2 hereof.

“Loan Documents” means the collective reference to this Agreement and all other instruments, agreements and documents entered into from time to time, evidencing the Loan or any obligation of payment thereof or performance of Borrower’s obligations in connection with the transaction contemplated hereunder, each as amended.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Change” means any condition or event that has caused a material adverse effect on the business, operations, property or condition (financial or otherwise) or prospects of Borrower and its Subsidiaries (taken as a whole) to the extent that it causes Borrower to be in breach of one or more of the financial covenants in Section 5.23.

“Maturity Date” means October 28, 2008.

“Monetary Default” shall mean any event under Section 6 of this Agreement which may be cured by the payment of money.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Monetary Default” shall mean any event under Section 6 of this Agreement other than a Monetary Default.

“Note” means the promissory note signed and delivered by the Borrower to evidence its Indebtedness to the Lender pursuant to Section 2 hereof .

“Obligation” or “Obligations” means, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Lender pursuant to this Agreement and includes the principal of and interest on the Note; (b) each extension, renewal or refinancing thereof in whole or in part; (c) the commitment and other fees, and any prepayment fees payable under this Agreement or any other Loan Document; and (d) every other liability, now or hereafter owing to Lender by Borrower, and includes, without limitation, any Interest Rate Agreement entered into by Borrower with Lender or any Lender Affiliate and every other liability, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender or acquired by Lender by purchase, pledge or otherwise and whether participated to or from Lender in whole or in part.

“Organization” means a corporation, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” within the meaning of ERISA Section 3(2).

“Permitted Encumbrances” means, as of any particular time, (a) liens for ad valorem taxes and special assessments not then delinquent, (b) this Agreement, and any security interest or other lien created thereby, (c) any Permitted Encumbrances defined in any of the Loan Documents, and (d) any liens permitted by Section 5.15 hereof.

“Person” means an individual or an Organization.

“Plan” means any plan (other than a Multiemployer Plan) defined in ERISA in which the Borrower or any Subsidiary is, or has been at any time during the preceding two (2) years, an “employer” or a “substantial employer” as such terms are defined in ERISA.

“Potential Default” means any condition, action, or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Revolving Credit” means the Revolving Credit Facility described in Section 2.2 hereof, which Revolving Credit shall be payable in accordance with the terms of such Revolving Credit Facility and this Agreement.

“Revolving Credit Commitment Amount” shall initially mean Twenty Million Dollars ($20,000,000). The Revolving Credit Commitment Amount shall reduce on a dollar for dollar basis by the principal amount of any credit facilities extended by Key Equipment Finance Corporation to Borrower or any Subsidiary.

“Subordinated Debt” means indebtedness and liabilities of Borrower which have been subordinated by written agreement to indebtedness owed by Borrower to Lender in form and substance acceptable to Lender.

“Subsidiary” or “Subsidiaries” means any Person now or hereafter existing of which more than fifty percent (50%) of the following is, at the time, owned or controlled, directly or indirectly, by Borrower or one or more other Subsidiaries: (i) the voting stock or units entitling the holders thereof to elect a majority of the board of directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person.

“Tangible Net Worth” means Borrower’s total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less Total Debt.

“Total Debt” means all of Borrower’s liabilities including Subordinated Debt.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

2.	CREDIT FACILITIES

2.1 INTENTIONALLY OMITTED.

2.2 Revolving Credit Facility; Use of Proceeds.

(a) The Lender hereby agrees, subject to the terms and conditions of this Agreement, to extend the Revolving Credit Facility to Borrower as follows: Lender will, upon request from Borrower, make loan advances to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time equal to the Revolving Credit Commitment Amount.

(b) The proceeds of the Revolving Credit Facility shall be used to refinance existing indebtedness of Borrower and for general corporate purposes.

2.3 Fees. The Borrower shall pay the Lender the following fees:

(a) Borrower agrees to pay Lender a letter of credit fee of one half of one percent (.50%) per annum of the amount of any issued and outstanding standby Letters of Credit, payable annually in advance, plus usual and customary issuance and administrative fees.

All fees payable hereunder shall be fully earned and non-refundable upon issuance of each Standby Letter of Credit.

2.4 Letters of Credit. So long as no event of default has occurred and/or no demand for payment of the Note has been made, and subject to the other conditions of the Loan

Documents, Borrower may request Lender to issue Letters of Credit under the Revolving Credit for the account of Borrower, provided that (a) the aggregate undrawn face value of all such Letters of Credit at any time outstanding does not exceed $2,500,000 (“L/C Sublimit”), and (b) the L/C Sublimit when combined with the amount of advances outstanding under the Note, does not exceed the Revolving Credit Commitment Amount.

(a) The following types of Letters of Credit can be issued hereunder: performance standby Letters of Credit; and/or commercial Letters of Credit.

(b) Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount of the draw shall be an advance under the Note.

(c) For each Letter of Credit required by Borrower and issued by Lender, Borrower agrees to execute and deliver to Lender an appropriate application and agreement in a form as required by Lender, and to pay such fees as are generally charged by Lender under its fee schedule in effect from time to time.

3.	WARRANTIES.

Borrower represents and warrants to the Lender (which representations and warranties will survive the delivery of the Notes and the making of the Loans) that:

3.1 Existence and Legal Authority. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority to own its property and to carry on its business as now being conducted, to enter into the Loan Documents to which it is a party and to carry out the provisions and conditions of such Loan Documents to which it is a party. Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect.

3.2 Due Execution and Delivery. Borrower has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Loan Documents to which it is a party, and each of them has been duly executed and delivered by Borrower and has been authorized by all required action, and Borrower has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

3.3 No Breach of Other Instruments. Neither the execution and delivery of the Loan Documents, nor the compliance by Borrower with the terms and conditions of the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the Articles of Incorporation or other governing documents of Borrower, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to the terms of any such agreement or instrument.

3.4 Government Authorization. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower of the transactions contemplated by the Loan Documents.

3.5 Ownership of Property. Except for Permitted Encumbrances or as otherwise permitted in this Agreement, Borrower has and will have good and marketable fee title to, or valid leasehold interests in, its real properties in accordance with the laws of the jurisdiction where located, and good and marketable title to substantially all its other property and assets, subject, however, in the case of real property, to title defects and restrictions which do not materially interfere with the operations conducted thereon by Borrower. Except for Permitted Encumbrances, the real property and all other property and assets of the Borrower are free from any liens or encumbrance securing Indebtedness and from any other liens, encumbrances, charges or security interests of any kind. Each lease, if any, to which Borrower is a party is in full force and effect, and no material default on the part of Borrower or, to its knowledge, any other party thereto exists.

3.6 Absence of Defaults, etc. Borrower is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its articles of incorporation, bylaws or code of regulations, as applicable, or any other governing document, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

3.7 Indebtedness of Borrower. Borrower does not have outstanding on the date hereof, any Indebtedness for borrowed money, except for such Indebtedness identified in the financial statements referred to in Section 3.8 hereof.

3.8 Financial Condition. The Borrower has furnished to the Lender financial statements which, in the opinion of Borrower, fairly and accurately reflect the financial condition for the operations of Borrower, and there has been no material adverse change in the Borrower’s financial prospects since that date which would require revision of the same.

3.9 No Adverse Change. Subsequent to the date of the financial statements referred to in Section 3.8 hereof, Borrower has not incurred or agreed to incur any material liabilities or obligations, direct or contingent, and there has not been any material increase in the anticipated aggregate amount of debt of Borrower, as of the date of this Agreement, nor has any event or condition occurred which has caused, or after giving effect thereto, would result in a Material Adverse Change.

3.10 Taxes. Borrower has filed all tax returns which are to be filed and has paid, or has made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by them, provided, that, Borrower shall not be required to pay such taxes, assessments or charges to the extent the same are being contested in good faith by appropriate proceedings and for which Borrower is maintaining appropriate reserves. The provisions for taxes reflected in the financial statements referred to in Section 3.8 are believed adequate to cover any and all accrued and unpaid taxes for which Borrower is liable for the period ended on the date of such balance sheet and all prior periods. Borrower does not know of any deficiency assessment or proposed deficiency assessment of taxes for which Borrower may be liable, except as may be otherwise disclosed in writing to the Lender prior to the date hereof.

3.11 Litigation. Prior to the date hereof, there are no actions, suits or proceedings pending, or to the actual knowledge of Borrower, threatened against or affecting Borrower or any of its property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by Borrower, none of which, either individually or in the aggregate, if adversely determined, would reasonably be expected to result in a Material Adverse Change.

3.12 Environmental Matters. Borrower is in compliance in all material respects with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules. Lender acknowledges that Borrower has disclosed to it that Borrower is a party to a certain Financial Assurance Affidavit and other documentation with respect to certain real property in Cleveland, Ohio owned by one of Borrower’s subsidiaries (the “BP Site”), and that the State of Ohio has issued a covenant not to sue and other related documentation with respect to the BP Site.

3.13 Consolidated Financial Statements. For any period during which Borrower has any Subsidiaries, all financial statements submitted by the Borrower and all calculations hereunder based on same shall be consolidated or combined with such Subsidiaries, as the context required.

3.14 ERISA. No Reportable Event or Prohibited Transaction which could create a liability in excess of One Hundred Thousand Dollars ($100,000.00) and which has caused a Material Adverse Change has occurred and is continuing with respect to any Plan of Borrower, and Borrower has not incurred an “accumulated funding deficiency” (as that term is defined by ERISA) since the effective date of ERISA which has caused a Material Adverse Change.

3.15 Solvency. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to Lender. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall constitute an unreasonably small capital, taking into consideration the obligations to Lender incurred hereunder. Borrower does not intend to, or believe that it will, incur debts beyond its ability to pay them as they mature.

3.16 No Burdensome Restrictions. Borrower is not a party to any instrument or agreement or subject to any charter or other corporate restriction which would cause a Material Adverse Change.

3.17 Federal Reserve Regulations; Use of Loan Proceeds. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations G, U, or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

3.18 OFAC/USA PATRIOT ACT RESTRICTIONS. Borrower is not (nor will it be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (“Treasury”) or under any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, or under any statute, executive order, or other governmental action, and Borrower, to its knowledge, is not engaging, in any dealings or transactions or is otherwise associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender reasonably deems necessary from to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.	CONDITIONS OF LENDING

4.1 Loan Funding. The obligation of the Lender to close the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived in writing by the Lender: (a) all conditions precedent, legal matters and Loan Documents incident to the transactions contemplated hereby shall be reasonably satisfactory, in form and substance, to Lender’s counsel including, without limitation, those items set forth in the Summary Term Sheet dated October 29, 2007 issued by Lender to Borrower; (b) the Lender shall have received (i) certificates by an authorized officer or representative of Borrower upon which the Lender may conclusively rely until superseded by similar certificates delivered to the Lender, certifying that (1) all requisite action taken in connection with the transactions contemplated hereby has been duly authorized and (2) the names, signatures, and authority of Borrower’s authorized signers executing the Loan Documents, and (ii) such other documents as the Lender may reasonably require to be executed by, or delivered on behalf of, Borrower; (c) the Lender shall have received the Note with all blanks appropriately completed, executed by an authorized signer for Borrower; (d) the Borrower shall have paid to the Lender the fees then due and payable under this Agreement and the other Loan Documents; (e) Borrower shall have maintained its financial condition in a manner so that no Material Adverse Change shall have occurred in Borrower’s financial condition; (f) the Lender shall have received the written opinions of legal counsel for the Borrower selected by the Borrower and satisfactory to the Lender, dated the date of this Agreement and covering the Loan Documents and such other matter(s) as the Lender may reasonably require; and (g) the Lender shall have received written instructions by the Borrower with respect to disbursement of the proceeds of the Loan.

4.2 INTENTIONALLY OMITTED.

4.3 Each Loan. The obligation of the Lender to make any Loan shall be subject to initial compliance with Section 4.1 and 4.2 herein and also subject to satisfaction of the following conditions that at the date of making such Loan, and after giving effect thereto: (a) no Event of Default shall have occurred and continue to exist and (b) each representation and warranty set forth in Section 3 above is true and correct as if then made.

5.	COVENANTS

As long as credit is available hereunder or until all principal of and interest on the Note has been paid, the Borrower covenants and agrees that it will comply with the following provisions:

5.1 Accounting; Financial Statements and Other Information. Borrower shall maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. Borrower will deliver or cause to be delivered to the Lender the following, all of which shall be in form and substance reasonably acceptable to Lender:

(a) As soon as practicable after the end of each fiscal quarter in each fiscal year, except the last, and in any event within forty five (45) days thereafter, consolidated financial statements, including income statement, balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and statements of cash flow, changes in financial position, and shareholder’s equity for such fiscal quarter, certified as complete and correct by an authorized officer of Borrower, subject to changes resulting from year-end adjustments;

(b) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, audited, consolidated financial statements, including income statement, balance sheet, statement of condition of the Borrower and its Subsidiaries as of the end of such year, and statement of cash flow and changes in financial position of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by an independent certified public accountant, selected by Borrower and satisfactory to the Lender, and prepared in accordance with GAAP;

(c) Together with each set of financial statements required by subparagraphs (a) and (b) above, a covenant compliance certificate setting forth the calculations of the financial covenants set forth in Section 5.23, together with certificate by the chief financial officer or other authorized officer of Borrower stating that the representations and warranties contained in this Agreement are true and correct as of the date of the certificate, and whether or not there exists any Event of Default or Potential Default, specifying the nature and period of existence thereof and what action, if any, the Borrower is taking or proposes to take with respect thereto;

(d) Promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to PBGC were not waived;

(e) Promptly upon receipt, and in no event more than ten (10) Business Days after receipt, of a notice by Borrower or any ERISA Affiliate or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice;

(f) Within ten (10) Business Days after receipt thereof, copies of all written reports submitted to the Borrower by independent accountants in connection with any annual or interim compilation and/or review the books of Borrower; and

The financial statements referenced in Sections 5.1(a) and (b) shall be deemed delivered upon Borrower providing Lender written notice that such statements are available for review over the internet at the U.S. Securities and Exchange Commission Website (www.sec.gov).

5.2 Additional Financial Reports. Borrower shall, upon request of Lender, deliver to the Lender such other financial information as Lender may request, provided that Lender shall hold the same in the same customary manner as all other confidential information delivered by Borrower to Bank.

5.3 Insurance; Maintenance of Properties. Borrower shall: (a) maintain with financially sound and reputable insurers, insurance with coverage and limits as may be required by law and of such character and amounts as are usually maintained by companies engaged in like business, but subject to Borrower’s self-insurance policies as in effect, from time to time. Except as otherwise permitted in this Agreement, Borrower will maintain, in good repair, working order, and condition, all properties used in the business of the Borrower, subject to ordinary wear and tear.

5.4 Existence; Business. Borrower shall cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. Borrower will comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, that Borrower shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation would not reasonably be expected to result in a Material Adverse Change.

5.5 Payment of Taxes. Borrower shall pay all taxes, assessments, and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business, income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if proper amounts, determined in accordance with GAAP, have been set aside for the payment of all such taxes, charges, and assessments.

5.6 [Intentionally Omitted].

5.7 Notice of Default. Borrower shall promptly notify (but in no event more than ten (10) Business Days after the occurrence thereof) the Lender of any Event of Default hereunder and any demands made upon the Borrower by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person, if the amount of such Indebtedness exceeds $2,500,000.

5.8 Inspection. Borrower shall make available for inspection by duly authorized representatives of the Lender, upon five (5) Business Days prior written notice to Borrower (provided that such written notice shall not be required upon the occurrence and during the continuance of an Event of Default) or its designated agent, Borrower’s books, records, and properties when reasonably requested to do so, and will furnish the Lender such information regarding its business affairs and financial condition within a reasonable time (not to be less than five (5) Business Days nor more than ten (10) Business Days) after written request for such information.

5.9 Environmental Matters. Borrower:

(a) Shall comply in all material respects with all Environmental Laws where a failure to comply would result in a Material Adverse Change;

(b) Shall deliver promptly to Lender (i) copies of any significant documents received from the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency, and (ii) copies of any significant documents submitted by Borrower to the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency concerning its operations; and

(c) Shall promptly undertake and diligently pursue to completion all action recommended by any environmental audit report(s) issued and all action(s) necessary to correct any environmental problem or defect identified in any environmental audit report(s).

Borrower shall indemnify the Lender and hold it harmless against any loss, costs, damages, or expense, including, but not limited to, reasonable attorney’s fees, that Lender may incur, directly or indirectly, as a result of or in connection with the assertion against Lender of any claim relating to the presence or removal of any environmental contamination on any premises utilized by Borrower.

5.10 Health and Safety. Borrower shall be in compliance in all material respects with all requirements of applicable federal, state, foreign, provincial and local environmental, health and safety laws, regulations, ordinances or rules which would, in the aggregate, if not complied with, result in a Material Adverse Change.

5.11 INTENTIONALLY OMITTED.

5.12 Commercial Operating Account. So long as credit is available hereunder or until all principal of and interest on the Notes have been paid in full, the Borrower and each Subsidiary shall maintain with Lender and/or a Lender Affiliate, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable.

5.13 Additional Assurance. Borrower shall upon request of Lender promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Lender may reasonably require, so as to completely vest in and ensure to Lender its rights hereunder.

5.14 INTENTIONALLY OMITTED.

5.15 INTENTIONALLY OMITTED.

5.16 Indebtedness and Liens. Borrower shall not (a) except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume additional indebtedness for borrowed money, including capital leases, in excess of the aggregate amount of $2,500,000, (b) except as allowed as a Permitted Encumbrance, mortgage, assign as security, pledge, grant a security interest in, or encumber any of Borrower’s assets, or (c) sell with recourse any of Borrower’s accounts, except to Lender.

5.17 INTENTIONALLY OMITTED.

5.18 INTENTIONALLY OMITTED.

5.19 INTENTIONALLY OMITTED.

5.20 Dividends. Borrower shall not make or declare any dividend or distribution if an Event of Default has occurred or if after giving effect to such dividend or distribution, Borrower will be in default of the financial covenants as contained in Section 5.23.

5.21 INTENTIONALLY OMITTED.

5.22 INTENTIONALLY OMITTED.

5.23 Financial Covenants.

(a) Maintain as of the end of each fiscal quarter of Borrower (for the three month period then ending) commencing June 30, 2007, net income (as determined in accordance with GAAP) of Borrower of not less than $1.00;

(b) Maintain a Ratio of Total Debt to Tangible Net Worth as of the end of each fiscal quarter of Borrower, commencing June 30, 2007, of not more than 1.0 to 1.0.

(c) Maintain a Tangible Net Worth of not less than $85,000,000 for each fiscal quarter of Borrower, commencing June 30, 2007.

6.	EVENTS OF DEFAULT

Subject to Section 6.11, the occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1 Payments. If the interest or principal on any Note or any commitment or other fee shall not be paid in full punctually within five (5) days of the date on which such payment due and payable.

6.2 Covenants. If Borrower fails to perform or observe any covenant or agreement (other than as referred to in Section 6.1 hereof) contained in this Agreement or in any other of the Loan Documents.

6.3 Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Loan Document or any other material information furnished by Borrower to Lender or any other holder of any Note, shall be false or erroneous when made or when reaffirmed.

6.4 Validity Of Loan Documents. If (a) the validity, binding effect or enforceability of any Loan Document against Borrower shall be contested by Borrower; (b) Borrower shall deny that it has any or further liability or obligation thereunder; or (c) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

6.5 Loan Document Default. If any event of default or default shall occur under any other Loan Document.

6.6 Cross Default. If Borrower shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of $2,500,000, beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

6.7 ERISA Default. The occurrence of one or more ERISA Events that causes a Material Adverse Effect.

6.8 Money Judgment. A final judgment or order for the payment of money shall be rendered against Borrower by a court of competent jurisdiction in excess of $2,500,000, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.

6.9 Liens on Accounts Receivable. Borrower or any of Borrower’s Subsidiaries grants a lien or security interest on any of the Borrower’s or any Subsidiary’s accounts receivable (except for liens or security interests granted by any Subsidiary to Borrower).

6.10 Solvency. If Borrower shall (a) generally not pay its debts in excess of $2,500,000 as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment in excess of $2,500,000, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take any action in order thereby to effect any of the foregoing, or omit to take, any action in order to prevent any of the foregoing.

6.11 Notice and Cure Periods. The occurrence of any foregoing events listed in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10 hereof shall be an Event of Default if the same remains uncured in full after the Lender has provided written notice to Borrower of such default and Borrower fails to cure within the applicable Cure Period, if any.

7.	REMEDIES UPON DEFAULT

7.1 Rights of Lender. If any Event of Default shall occur, Lender may, at its election, and upon written demand or notice, do any one or more of the following:

(a) Declare all of the Borrower’s Obligations to Lender to be immediately due and payable, whereupon all unpaid principal, interest and fees in respect of such Obligations, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of the Loan Documents or otherwise, shall be immediately due and payable;

(b) Terminate any commitment to make any additional advances under any Loan;

(c) Exercise any and all rights and remedies available to Lender under any applicable law;

(d) Exercise any and all rights and remedies granted to Lender under the terms of this Agreement or any of the other Loan Documents; and/or

(e) Upon three (3) Business Days prior written notice to Borrower, set off the unpaid balance of the Obligations against any debt owing to Borrower by the Lender or by any Lender Affiliate, including, without limitation, any obligation under a repurchase agreement or any funds held at any time by the Lender or any Lender Affiliate, whether collected or in the process of collection, or in any time or demand deposit account maintained by Borrower at, or evidenced by any certificate of deposit issued by, the Lender or any Lender Affiliate.

7.2 No Waiver. The remedies in this Section 7 are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lender may be entitled. No failure or delay on the part of the Lender in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. The remedies in this Agreement are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lender may (subject to Section 7.1 above) be entitled. All Lender’s rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument or document shall be cumulative and may be exercised singularly or concurrently.

8.	MISCELLANEOUS

8.1 Remedies; Waiver; Amendments. No waiver of any provision of this Agreement or the Notes, or consent to departure therefrom, is effective unless in writing and signed by the Lender. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by the Borrower and the Lender.

8.2 Expenses and Costs. The Borrower shall pay on demand all costs and expenses of Lender, incurred in connection with the drafting (including without limitation the drafting of any amendments, modifications, revisions or waivers), administration and enforcement of this Agreement and the Loan Documents, including but not limited to attorneys’ fees (on a time and charges basis) and expenses (but excluding in-house counsel fees or charges for other in-house personnel), of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder.

8.3 Indemnification. The Borrower shall indemnify and hold the Lender harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Lender shall be designated a party thereto) which may be incurred by the Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of any Loan hereunder; provided, that the Lender shall have no right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

8.4 Construction. The provisions of this Agreement and the respective rights and duties of Borrower and Lender hereunder shall be governed by and construed in accordance with Michigan law and any applicable federal laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in Michigan, over any action or proceeding arising out of or relating to this Agreement, or any document related to the Obligations, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Michigan state or federal court. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. The several captions to different Sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof. Time is of the essence in the performance of the obligations under this Agreement. All grace periods in this Agreement and all other Loan Documents shall run concurrently.

8.5 Extension of Time. If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.

8.6 Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Universal Truckload Services, Inc.

12755 E. Nine Mile Road

Warren, Michigan 48089

Attention: Robert Sigler

Telephone: 586-920-0224

Facsimile: 586-920-0255

and a copy to:

Ralph A. Castelli, Jr.

Kemp Klein Law Firm

201 W. Big Beaver Road, Suite 600

Troy, Michigan 48084

Telephone: 248-528-1111

Facsimile: 248-528-5129

If to Lender:

KeyBank National Association

17199 North Laurel Park Drive

Suite 105

Livonia, Michigan 48153

Attention: Erik M. Siersma

Telephone: 734-452-5481

Fax: 734-458-5500

With a copy to:

Bodman LLP

6th Floor at Ford Field

1901 St. Antoine Street

Detroit, Michigan 48226

Attention: Scott P. Gyorke

Telephone: (313) 393-7509

Facsimile: (313) 393-7579

8.7 Capital Adequacy. If Lender shall have reasonably determined, after the closing of the Loans, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Lender (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within thirty (30) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender (or its holding company) for such reduction. Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to Lender. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure on the part of Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Lender’s rights to demand compensation for any reduction in return on capital in any subsequent period after such written notice. The protection of this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed. Lender shall give Borrower prompt written notice of any matter requiring Borrower to make payment to Lender under the provisions of this paragraph of which Lender has actual knowledge and Borrower shall not be obligated to reimburse Lender for any increased costs relating to any period more than ninety (90) days prior to the date of such notice.

8.8 Survival of Agreements; Relationship. All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; provided, that no subsequent holder of the Notes shall by reason of acquiring that Note or Notes become obligated to make any Loan hereunder and no successor to or assignee of the Borrower may borrow hereunder without the Lender’s written assent. The Lender may not transfer and assign this Agreement, and the Loans hereunder, prior to an Event of Default without Borrower’s written consent. Borrower may not assign this Agreement or the right to receive any disbursements hereunder or any interest herein. The relationship between the Borrower and the Lender with respect to this Agreement, the Notes and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and the Lender has no fiduciary obligation toward the Borrower with respect to any such document or the transactions contemplated thereby.

8.9 Severability. If any provision of this Agreement or the Notes, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Notes, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

8.10 Entire Agreement. This Agreement, the Notes and any other Loan Document executed in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and supersede, amend and restate prior writings with respect to the subject matter hereof. In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

8.11 Confidentiality. Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Borrower which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to Borrower, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, and (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender. To the extent not prohibited by law, Lender will provide Borrower with prior written notice of any disclosures made with respect to subsections (b), (c) and (d) above; provided that failure to do so shall not effect Borrower’s liabilities and obligations under this Agreement.

IN WITNESS WHEREOF, the Borrower and the Lender have each caused this Agreement to be executed by their duly authorized officers on the date first set forth above.

Address:	Borrower:

12755 E. Nine Mile Road Warren, Michigan 48089	UNIVERSAL TRUCKLOAD SYSTEMS, INC.

	By:	/s/ Robert E. Sigler
	Name:	Robert E .Sigler
	Title:	CFO

Address:	Lender:

17199 North Laurel Park Drive Suite 105	KEYBANK NATIONAL ASSOCIATION
Livonia, Michigan 48153	By:	/s/ Erik M. Siersma
	Name:	Erik M. Siersma
	Title:	Vice President

[Signature Page to Loan Agreement dated October 29, 2007]

Promissory Note

Revolving Credit

Prime/LIBOR Rate/Overnight LIBOR Rate

$20,000,000.00	October 29, 2007
Maturity Date: October 28, 2008

UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation with a place of business at 12755 E. Nine Mile Road, Warren, Michigan 48089 (“Borrower”) shall pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association, with offices at 100 S. Main Street, Ann Arbor, Michigan 48104 (“Lender”), Twenty Million and No/100 Dollars ($20,000,000.00), or so much thereof as may have been advanced under this Note, on or before October 28, 2008, plus interest on the outstanding balance from this date until paid.

Advances. Lender will, upon request from Borrower, make advances to or for the account of Borrower up to but not exceeding Twenty Million Dollars ($20,000,000). All advances shall be in a minimum amount of at least $25,000 or such lesser amount as is available hereunder. Subject to the foregoing, Borrower may borrow, repay and reborrow up to the amount of this Note.

Interest. Borrower shall pay interest on the outstanding principal balance of this Note at the rate per annum equal to the greater of (i) the Prime Rate minus the Prime Rate Margin or (ii) one-half of one percent in excess of the Federal Funds Rate (“Adjusted Prime Rate”). “Prime Rate” means the rate per annum from time to time established by the Lender as Lender’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Lender for commercial or other extensions of credit. In the event of any change in the Prime Rate, the rate of interest applicable to Borrower’s loans evidenced hereby shall be adjusted to immediately correspond with each such change. All computations of interest shall be made on the basis of a 360-day year and paid for the actual number of days elapsed.

Overnight LIBOR Rate.

1A. Provided no Event of Default (as defined below) exists, Borrower shall have the option (the “Overnight Libor Option”) to elect a fixed rate of interest equal to the Overnight LIBOR Rate plus the Overnight Margin for the duration of an Overnight LIBOR Interest Period; and provided further that no Overnight LIBOR Interest Period may extend beyond the maturity date of the Note. Upon the expiration of the initial Overnight LIBOR Interest Period, Borrower may elect a new Overnight LIBOR Rate, Adjusted Prime Rate or LIBOR Rate, in accordance with the terms of this Note. If Borrower fails to make an election, the advances will bear interest at the Overnight LIBOR Rate plus the Overnight Margin for consecutive Overnight LIBOR Interest Periods until an election is made. During any Overnight LIBOR Interest Period, Borrower shall continue to make interest payments as required by the Note.

“Overnight LIBOR Interest Period” means the period commencing on the date an advance bearing interest at the Overnight LIBOR Rate is made, continued, or converted and continuing overnight, with successive periods commencing daily thereafter.

“Overnight LIBOR Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) at which deposits in United States dollars are offered by prime banks in the London interbank Eurodollar market two Business Days prior to the day on which such rate is calculated by the Lender, in an amount comparable to the amount of such advance and with a maturity equal to the Overnight LIBOR Interest Period.

“Overnight LIBOR Margin” shall mean one and five one-hundredths of one percent (1.05%).

“Overnight LIBOR Reserve Requirements” means, for any advance bearing interest at the Overnight LIBOR Rate, the maximum reserve (whether basic supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such advance.

LIBOR Rate. Provided that no Event of Default (as defined below) exists, Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time, in the manner and subject to the conditions hereinafter set forth, the Adjusted LIBOR Rate as the interest rate for all or any portion of the advances which would otherwise bear interest at the Prime Rate.

1. For purposes hereof, the following definitions apply:

“Adjusted LIBOR Rate” means for any LIBOR Interest Period, an interest rate per annum equal to the sum of (a) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Interest Period and (b) the LIBOR Margin.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“LIBOR Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) at which deposits in United States dollars are offered by prime banks in the London interback eurodollar market two LIBOR Business Days prior to the day on which such rate is calculated by the Lender, as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion) in an amount comparable to the amount of such advance and with a maturity equal to the applicable LIBOR Interest Period.

“LIBOR Business Day” means a day on which dealings are carried on in the London interbank eurodollar market.

“LIBOR Interest Period” means the period commencing on the date an advance bearing interest at the LIBOR Rate is made, continued, or converted and continuing for a period of one month, two months or three months, as selected by Borrower, with successive periods commencing on the same day of each month thereafter.

“LIBOR Margin” means one and five one-hundredths of one percent (1.05%).

“Prime Rate Margin” means one and three quarters percent (1.75%) per annum.

“Reserve Percentage” means for any LIBOR Interest Period, that percentage which is specified three (3) business days before the first day of the such LIBOR Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Lender for determining the maximum reserve requirement (including, but not limited to, any basic, supplemental, marginal, or emergency reserve requirement) for Lender with respect to liabilities or assets constituting or including (among other liabilities) “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount equal to that of the advances affected by such LIBOR Interest Period and with a maturity equal to the LIBOR Interest Period.

2. Borrower may exercise the LIBOR Rate Option or Overnight LIBOR Option by giving Lender irrevocable written notice of such exercise and with respect to the LIBOR Rate Option on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Interest Period, which written notice shall specify with respect to the LIBOR Rate Option: (i) the portion of the advances with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Interest Period is to commence and (iii) the duration of the applicable LIBOR Interest Period. Upon the expiration of the initial LIBOR Interest Period, Borrower may elect a new LIBOR Rate or the Adjusted Prime Rate or the Overnight LIBOR Rate. If Borrower fails to make an election, the advances will bear interest at the LIBOR Rate for a LIBOR Interest Period of one (1) month until a contrary election is made. Lender shall be under no duty to notify Borrower that a LIBOR Interest Period is expiring. The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the advances equal to or in excess of $25,000. At no time may there be more than five (5) LIBOR Interest Periods in effect with respect to the advances. No LIBOR Interest Period may extend beyond the maturity date of the Note.

3. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate or Overnight LIBOR Rate, including a change in Reserve Percentage or Overnight LIBOR Reserve Requirement, as applicable, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. Lender shall give Borrower prompt written notice of any change in law of which Lender has actual knowledge and Borrower shall not be obligated to reimburse Lender for any increased costs relating to any period more than ninety (90) days prior to the date of such notice.

4. If Lender reasonably determines (which determination shall be conclusive and binding upon Borrower, absent demonstrable error) (i) that dollar deposits in an amount approximately equal to the portion of the advances for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Interest Period are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate on such portion of the advances or of funding the same for such LIBOR Interest Period due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described herein are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Interest Period.

5. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to make, fund, or maintain any advance at the Adjusted LIBOR Rate or Overnight LIBOR Rate, then (a) Lender shall notify Borrower that Lender is no longer able to maintain the interest rate at an Adjusted LIBOR Rate or Overnight LIBOR Rate, (b) the LIBOR Rate Option and Overnight LIBOR Rate shall immediately terminate, and (c) the interest rate for any portion of the advances for which the interest rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate (or Overnight LIBOR Rate if available). Thereafter, Borrower shall not be entitled to exercise the Adjusted LIBOR Rate Option or the Overnight LIBOR Rate until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option or the Overnight LIBOR Rate for a different term.

6. If Borrower repays any advance bearing interest at the Adjusted LIBOR Rate prior to the end of the applicable LIBOR Interest Period, Borrower shall reimburse Lender on demand for the resulting loss or expense incurred by Lender, including without limitation any loss or expense incurred in obtaining, liquidating or reemploying deposits from third parties. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to the Borrower, shall be conclusive and binding for all purposes absent demonstrable error in computation (“Breakage Costs”). Calculation of all amounts payable to Lender under this paragraph shall be made as though Lender shall have actually funded the relevant advance through deposits or other funds acquired from third parties for such purpose; provided, however, that Lender may fund any advance bearing interest at the Adjusted LIBOR Rate in any manner it sees fit and the foregoing assumption shall be utilized only for purposes of calculation of amounts payable under this paragraph. Lender will be entitled to receive the reimbursement provided for herein regardless of whether the prepayment is voluntary or involuntary (including demand or acceleration of the Note upon Borrower’s default but excluding payments under paragraphs 4 or 5).

Payments. Commencing on November 1, 2007, and continuing on the 1st day of each consecutive month to and including Maturity Date, Borrower shall pay interest then accrued and unpaid on the outstanding balance (if any) of this Note. At maturity or the earlier acceleration of this Note, Borrower shall pay the entire principal balance, plus all accrued and unpaid interest and fees. Borrower shall make all payments on this Note to Lender at its address stated above, or at such other place as the holder of this Note may designate. Borrower may make prepayments of principal at any time subject to Paragraph 6 under “LIBOR Rate” above, and subject to any requirements and/or provisions of any agreement(s) for any derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender with respect to this Note. For any payment due under this Note not made within ten (10) days after its due date, Borrower shall pay a late fee equal to the greater of four percent (4%) of the amount of the payment not made or $50.00. Lender shall apply all payments received on this Note to any unpaid late charges and prepayment premiums, accrued and unpaid interest then due and owing, and the reduction of principal of this Note, in such order and in such amounts as Lender may reasonably determine from time to time. The sum or sums shown on Lender’s records shall be rebuttably presumptive of the correct unpaid balances of principal and interest on this Note. If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment. “Business Day” means a day of the year on which banks are not required or authorized by law to close in Cleveland, Ohio.

Default Rate. At Lender’s election, upon written notice or demand, Borrower shall pay interest at the rate per annum equal to Two Percent (2%) plus the applicable interest rate under this Note (“Default Rate”) on the outstanding balance of this Note during the period that any Event of Default exists (as defined below), on past due interest on this Note as the result of an Event of Default, on all other amounts payable to Lender by Borrower in connection with this Note, and on any unsatisfied judgment on this Note. In no event, however, shall the interest rate on this Note exceed the highest rate permitted by law.

Collateral/Guaranties. This Note is unsecured.

Set Off. The Borrower grants to the Lender a right of set-off following an Event of Default as set forth in the Loan Agreement, as defined below.

Events of Default. The occurrence of an Event of Default under the Loan Agreement dated as of the date hereof between Borrower and Bank (as may be amended, modified, supplemented or restated from time to time (the “Loan Agreement”) shall constitute an Event of Default under this Note.

Remedies upon Default. If any Event of Default shall occur, Lender may, at its election, exercise the remedies set forth in the Loan Agreement.

Governing Law. This Note shall be construed under the laws of the State of Michigan and any applicable federal laws. Time is of the essence in the payment of this Note. All grace periods in this Note and all other Loan Documents shall run concurrently.

Notices. All notices, requests, demands and other communications provided for hereunder shall be given as set forth in Section 8.6 of the Loan Agreement.

Binding Effect. This Note shall be binding upon the Borrower and upon Borrower’s respective successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

Amendments. Any amendment hereof must be in writing and signed by the party against whom enforcement is sought. Unenforceability of any provision hereof shall not affect the enforceability of any other provision. A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

No Waiver. None of the following will be a course of dealing, estoppel, waiver, or implied amendment on which any party to this Note or any Loan Document may rely: (1) Lender’s acceptance of one or more late or partial payments; (2) Lender’s forbearance from exercising any right or remedy under this Note, or any document providing security for or guaranty of repayment of this Note; or (3) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions. Lender’s exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Lender from exercising the right or remedy at any other time. Lender’s rights and remedies under this Note, the Loan Documents, and the law and in equity are cumulative to, but independent of, each other.

Borrower Waivers. Borrower waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note except as set forth herein or in the Loan Agreement.

Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Michigan state or federal court sitting in Michigan, over any action or proceeding arising out of or relating to this Note, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Michigan state or federal court. Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

Borrower:

UNIVERSAL TRUCKLOAD SERVICES, INC. a Michigan corporation

By:	/s/ Robert E. Sigler
Name:	Robert E. Sigler
Title:	CFO

Address:	12755 E. Nine Mile Road
Warren, Michigan 48089